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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                              Clayton Homes, Inc.
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock, $0.10 par value
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  184190 10 6
- --------------------------------------------------------------------------------
                                (CUSIP Number)




Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 5 Pages
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CUSIP NO.  184190 10 6               13G                     Page 2 OF 5 Pages

1      NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              OLD MCM, INC.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /

3      SEC USE ONLY

4      CITIZENSHIP OR PLACE OF ORGANIZATION

              STATE OF DELAWARE

 NUMBER OF             5  SOLE VOTING POWER

   SHARES

BENEFICIALLY           6  SHARED VOTING POWER

  OWNED BY

    EACH               7  SOLE DISPOSITIVE POWER

  REPORTING

   PERSON              8  SHARED DISPOSITIVE POWER

    WITH

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



12      TYPE OF REPORTING PERSON*

        IA

                     *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP NO. 184190 10 6              13G                   Page 3 of 5 Pages



ITEM 1.

      (a)  Name of Issuer:

           Clayton Homes, Inc. (the "Company")

      (b)  Address of Issuer's Principal Executive Offices:

           P.O. Box 15169
           623 Market Street
           Knoxville, TN  37901

ITEM 2.

      (a)  Name of Person Filing:

           Old MCM, Inc. ("MCM")

      (b)  Address of Principal Business Office, if none, Residence:

           Munder Capital Center
           480 Pierce Street, Suite 300
           P.O. Box 3043
           Birmingham, MI  48012-3043

      (c)  Citizenship:

           MCM is a corporation incorporated under the laws of the State of Delaware

      (d)  Title of Class of Securities:

           Common Stock, $0.10 par value ("Common Stock")

      (e)  CUSIP Number:

           184190 10 6

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

/X/   (e)  Investment Adviser registered under Section 203 of the Investment
           Advisers Act of 1940




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CUSIP NO. 184190 10 6                     13G                Page 4 of 5 Pages

ITEM 4.  OWNERSHIP

         Not Applicable


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:


                                                                           / X /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable




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CUSIP NO. 184190 10 6                  13G                     Page 5 of 5 Pages

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any such transaction having such purposes or effect.


                                  SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          OLD MCM, INC.


                                          By:  /s/ Terry Gardner
                                          ---------------------------
                                               Terry Gardner
Dated: February 14, 1995                  Its: Vice President and CFO